Exhibit 16.1

Re: Landbay Inc.

Ladies and Gentlemen:

We have read the statements under Item 4.01 in the Current Report on Form 8-K dated December 20, 2025 (the “8 - K”), of Landbay Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis, and therefore, do not agree or disagree with the other statements made by the Company in the 8-K.

Sincerely,

/s/ Simon & Edward, LLP
Rowland Heights, California
December 20, 2025